UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Soliciting Material Pursuant to §240.14a-12
OPENTV CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held July 20, 2006
Dear Stockholders of OpenTV Corp.:
      We cordially invite you to attend the 2006 annual meeting of stockholders of OpenTV Corp. The meeting will be held on Thursday, July 20, 2006, beginning at 9:00 a.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.
      We are holding the annual meeting to:

1. Elect seven directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. Ratify our board of directors’ selection of KPMG LLP as our independent auditors for our 2006 fiscal year; and

3. Transact any other business as may properly come before the meeting and any adjournment or postponement of the meeting.
      This document describes the annual meeting, the enumerated proposals and other matters. Our board of directors believes that the enumerated proposals are in the best interests of OpenTV and its stockholders, and unanimously recommends that holders of OpenTV Class A and Class B ordinary shares vote for the (1) election of the listed directors and (2) ratification of the appointed independent auditors.
      Only stockholders who owned our stock at the close of business on June 15, 2006 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid return envelope. Alternatively, you may submit your proxy over the Internet. This will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote at the meeting, in each case as more fully described in the attached proxy statement. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.
      Thank you for your continued support and interest in our company. We look forward to seeing you at the meeting.

Sincerely,

James A. Chiddix
Chairman of the Board and
Chief Executive Officer
San Francisco, California
June 15, 2006

OPENTV CORP.
PROXY STATEMENT
Information about solicitation and voting
      Our board of directors is soliciting your proxy for our 2006 annual meeting of stockholders. The meeting will be held on Thursday, July 20, 2006, beginning at 9:00 a.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111. Our telephone number is (415) 962-5000. Voting materials, which include this proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2005, will first be mailed to stockholders entitled to vote at the meeting on or about June 15, 2006.
      This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will provide a short presentation about the company and will be available to answer questions from stockholders.

Q:	Where and when is the annual meeting?

A:	Our annual meeting of stockholders will take place on Thursday, July 20, 2006, at 9:00 a.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

Q:	Who can vote at the meeting?

A:	Our board of directors set June 15, 2006 as the record date for the meeting. If you owned any of our Class A ordinary shares or Class B ordinary shares at the close of business on June 15, 2006, you may attend and vote at the meeting. You are entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share that you held on the record date for all matters to be voted on at the meeting. As of March 31, 2006, 98,119,271 Class A ordinary shares and 38,226,542 Class B ordinary shares were outstanding.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the votes represented by our Class A ordinary shares and Class B ordinary shares, considered as a single class, outstanding as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by Internet or mail. Proxies received but marked as abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be included in the calculation of the number of votes considered to be present at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card or proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you obtain a proxy form from the broker that holds your shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by Internet or mail. For shares held in street name, the voting instruction card will be included with the proxy statement delivered by your broker or nominee.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	There are two proposals scheduled for a vote. They are:

• Proposal No. 1: To elect seven directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

• Proposal No. 2: To ratify our board of directors’ selection of KPMG LLP as our independent auditors for our 2006 fiscal year.

We are not aware of any other matters to be acted upon at the annual meeting.

Q:	What is the vote required for each proposal?

A:	Election of Directors. You may vote “FOR” a nominee for our board of directors or you may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box. You may also withhold authority to vote for any individual nominee or nominees. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee(s) indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for approval. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Our controlling stockholder, Liberty Media Corporation, has expressed its intention to vote “FOR” approval of each director nominee and “FOR” the ratification of our independent auditors for our 2006 fiscal year.

All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If you just sign your proxy card with no additional instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, which is referred to as a “broker non-vote,” then your shares may, in the discretion of the broker, bank or other nominee, be voted on the proposals regarding the election of directors and ratification of independent auditors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by ADP Investor Communication Services.

Q:	What are the recommendations of our board of directors?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

• FOR the election of the seven nominated directors to our board of directors (see Proposal No. 1); and

• FOR ratification of the appointment of KPMG LLP as our independent auditors for our 2006 fiscal year (see Proposal No. 2).

Q:	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting of stockholders. The final results will be published in our quarterly report on Form 10-Q for the quarter ending September 30, 2006.

INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth certain information with respect to our directors and executive officers as of the date of this proxy statement, including their ages and any directorships held in public companies. Unless otherwise indicated, each director or executive officer may be contacted at our principal executive offices at 275 Sacramento Street, San Francisco, California 94111.

Name and Age	Position

Nigel W. Bennett Age 44	Our Senior Vice President and General Manager of Europe, Middle East and Africa since October 2004; our Senior Vice President and General Manager of Worldwide Professional Services and Support from June 1999 to September 2004.

Robert R. Bennett Age 47	Our director since August 2002; President of Liberty Media Corporation from April 1997 through February 2006; Chief Executive Officer of Liberty from April 1997 to August 2005; currently a director of Liberty Media Corporation and a director of Discovery Holding Company.

J. Timothy Bryan Age 45	Our director since June 2003; Chief Executive Officer of ICO Communications since January 2006 and a director since 2001; Chief Financial Officer of Eagle River, Inc. from 2001 to 2003; an advisor for domestic and international telecommunications companies from 1999 to 2001; currently a director and Chairman of the Audit Committee for Clearwire Corporation.

James A. Chiddix Age 60	Our director and Executive Chairman since March 2004; our Chief Executive Officer since May 2004; President of MystroTV, a business unit of Time Warner Cable formed to provide digital customers with the ability to pause, rewind and restart live television and to recapture missed programming, from July 2001 to January 2004; Chief Technical Officer of Time Warner Cable from June 1998 to July 2001.

Vincent Dureau Age 46	Our Chief Technology Officer since May 1998; our Senior Vice President of Engineering since 1994; prior to joining us, Mr. Dureau held a variety of positions in the research department of Thomson Multimedia in Paris and Los Angeles.

Tim Evard Age 59	Our Senior Vice President and General Manager of Marketing and Applications Products since November 2004; President and Chief Executive Officer of Broadband iTV from January 2004 to November 2004; Senior Vice President of WSNET from 2002 to 2003; Founder and Executive Vice President of Broadband Residential from 2000 to 2002; Senior Vice President of Marketing of Time Warner from 1998 to 2002.

Joel Hassell Age 45	Our Senior Vice President and General Manager of Americas Satellite since September 2004; our Vice President of Engineering from July 2003 to September 2004; Chief Operating Officer of ACTV, Inc. from July 2001 to July 2003.

Wesley O. Hoffman Age 52	Our Executive Vice President since August 2003; Mr. Hoffman has also served in other capacities with our company since August 2003; Chief Executive Officer of ICTV, Inc. from August 2001 to August 2003 and President from 1996 to August 2003; President and Chief Executive Officer of High Speed Surfing, a private company that designed and distributed modular DOCSIS cable modems for the North American market, from August 2000 to August 2001.

Name and Age	Position

Mazin S. Jadallah Age 36	Our Senior Vice President of Strategic Development since July 2004; Vice President of Corporate Development at the Time Warner Interactive Video Group from 2001 to 2004; Executive Director at Time Warner from 1998 to 2001.

Jerry Machovina Age 58	Our director since October 2003; currently a private investor; Executive Vice President of Yankees Entertainment and Sports Network (YES) from September 2001 to October of 2002; Co-Chief Executive Officer of Mediapassage, which merged with Adauction (doing business as OneMediaPlace), from April 2001 to September 2001; currently a director and Senior Consultant for Vehix.com.

Shum Mukherjee Age 55	Our Executive Vice President and Chief Financial Officer since June 2005; Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc., a semiconductor equipment company, from October 2001 to June 2005; Vice President, Finance and Corporate Controller for E*Trade Group and Chief Financial Officer for E*Trade International from 1998 to 2001.

J. David Wargo Age 52	Our director since August 2002; President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993; currently a director of Strayer Education, Inc., Liberty Global, Inc. and Discovery Holding Company.

Anthony G. Werner Age 49	Our director since August 2002; Senior Vice President and Chief Technology Officer of Liberty Global, Inc. since June 2005; Senior Vice President and Chief Technology Officer of Liberty Media Corporation from August 2001 until June 2006; Senior Vice President of Strategic Technologies at Qwest Communications from May 2001 to August 2001; President and Chief Executive Officer of Aurora Networks, from October 2000 to May 2001; currently a director of Dycom Industries, Inc.

Scott Wornow Age 43	Our Senior Vice President, General Counsel and Corporate Secretary since October 2003; Vice President, General Counsel, Corporate Secretary and Chief Restructuring Officer of OmniSky Corporation, a wireless data provider, from May 2000 to December 2002; Partner in the New York office of the international law firm of Paul, Hastings, Janofsky & Walker LLP prior to May 2000.

Michael Zeisser Age 41	Our director since October 2003; our Interim Chairman from December 2003 through March 2004; Senior Vice President of Liberty Media Corporation since September 2003; Partner at McKinsey & Company from December 1996 through September 2003; currently a director of Fun Technologies, Inc.
      There are no family relations among the above named individuals, by blood, marriage or adoption, except that Mr. Evard is the first cousin of Mr. Chiddix’s wife. During the past five years, none of the above persons was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity. In December 2001, OmniSky Corporation, for which Mr. Wornow served as Vice President, General Counsel, Corporate Secretary and Chief Restructuring Officer from May 2000 until December 2002, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in San Francisco, California.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Meetings and Selection Process
      Our board of directors held six (6) meetings in 2005. Each director attended at least 75% of the meetings of our board of directors that were held in 2005.
      Our board of directors has an audit committee, a compensation committee and an incentive plan committee. Each director attended at least 75% of the meetings of each of the committees of our board of directors on which he served in 2005.
      Directors are elected annually and serve until their successors are duly elected and qualified.
      We are a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules because more than 50% of our voting power is beneficially owned by Liberty Media Corporation. Please see “Security Ownership of Certain Beneficial Owners and Management” below. Therefore, we are not subject to the requirements of Rule 4350(c) that would otherwise require us to have (i) a majority of independent directors on our board of directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.
      In light of Liberty Media’s voting power, our board of directors has determined that the board of directors, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of stockholders. Our board of directors has further determined that no formal policy with respect to consideration of candidates recommended by stockholders would be appropriate.
      Of the seven directors currently serving on our board of directors, our board of directors has determined that Messrs. Wargo, Bryan and Machovina are “independent directors” as defined in the Nasdaq Marketplace Rules. Our independent directors also participate on our audit committee. As part of that committee they held executive sessions at six of the audit committee meetings at which only the independent directors were present.
      Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. One of our board members attended our last annual meeting of stockholders.
Audit Committee
      Messrs. Wargo, Bryan and Machovina are the members of the audit committee. Mr. Wargo is the chairman of the audit committee. Each of the members of the audit committee meets the independence requirements of the Nasdaq Marketplace Rules and applicable Securities and Exchange Commission Rules and Regulations as such standards exist on the date of this proxy statement and are financially literate as determined by our board of directors in light of applicable regulatory standards. Our board of directors has determined that Mr. Wargo is a “financial expert” as defined by applicable Securities and Exchange Commission Rules. The audit committee met eight (8) times in 2005. Our audit committee holds a separate meeting with our independent auditors in conjunction with each regularly scheduled board meeting that employee and affiliated directors and other members of management do not attend.
      The audit committee assists our board in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of our accounting and financial reporting processes and internal control over financial reporting that are conducted by our financial and senior management and our independent auditors. In addition, the audit committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors, reviews and evaluates the qualifications, independence and performance of our independent auditors, monitors our compliance with legal and regulatory requirements and facilitates communication among our independent auditors, our financial and senior management and our board of directors. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as determined by the audit committee, from our company for such advice and assistance.
      Our audit committee charter is available on our website at www.opentv.com. In addition, we will provide a copy of the audit committee charter, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, telephone number (415) 962-5000.
      Audit Committee Report. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and an independent audit of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee discussed with our independent auditors the overall scope and plans for its audits. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.
      In performing its oversight role, the audit committee reviewed, considered and discussed the audited financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.
      Based on the reports and discussions described in this Report, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The audit committee also recommended to the board of directors, and the board approved, subject to stockholder ratification, the selection of KPMG LLP as independent auditors for the year ending December 31, 2006.

Submitted by the members of the Audit Committee:

J. David Wargo
J. Timothy Bryan
Jerry Machovina
Compensation Committee
      Messrs. Bennett, Chiddix, Bryan, Wargo and Zeisser are currently members of the compensation committee. Mr. Bryan is the chairman of the Compensation Committee. The compensation committee met informally throughout the year and Mr. Bryan, as chairman, met with our Chief Executive Officer and other members of management at various times during the year to discuss compensation matters related to 2005. The board approved certain recommendations made by the Compensation Committee in 2005; the committee also acted by unanimous written consent one time during 2005.
      The compensation committee reviews our incentive compensation programs for executive officers and approves the annual compensation for executive officers and directors. The compensation committee also supervises the administration of our employee stock and option plans.

Incentive Plan Committee
      Our board of directors has also established an incentive plan committee, which is a subcommittee of the compensation committee, to assist the compensation committee in administering the OpenTV Corp. 2003 Incentive Plan. Messrs. Bennett, Wargo and Bryan are the members of the incentive plan committee. The incentive plan committee did not meet in 2005. As a result of our stockholders’ approval of our 2005 Incentive Plan in November 2005, no further awards will be granted under our 2003 Incentive Plan.
Compensation of Directors
      Base Compensation and Expense Reimbursement. In 2006, our independent directors will receive an annual retainer of $10,000 for serving on our board of directors and $15,000 for serving on our audit committee. In addition, an independent director serving as Chairman of the Audit Committee will receive an annual retainer of $5,000 and an independent director serving as Chairman of the Compensation Committee will receive an annual retainer of $3,000. The annual retainers are paid in quarterly installments and continue so long as the independent director serves as a member of our board of directors. The annual retainers may be paid, at the election of the director, in our Class A ordinary shares rather than cash. Our non-independent directors do not receive any compensation for attending board of directors or committee meetings. All of our directors are reimbursed for actual expenses they incur to attend meetings. We currently expect to retain the same compensation arrangements for our directors in 2007.
      On February 10, 2006, our board of directors appointed Jerry Machovina as Lead Director to coordinate and assist in the development of the company’s 2006 branding, advertising and marketing strategy. In connection with the appointment of Mr. Machovina to serve in this capacity, our board of directors approved a monthly cash fee of $10,000 (subject to a cap of $60,000 in calendar year 2006), plus reimbursement of all reasonably related out-of-pocket expenses, payable to Mr. Machovina for serving as Lead Director and undertaking those additional duties.
      On March 31, 2005, our board of directors approved a one-time payment of $20,000, payable entirely in our Class A ordinary shares, to J. David Wargo for service as the Chairman of the Audit Committee in 2004 and assisting us in our implementation of the requirements of the Sarbanes-Oxley Act of 2002.
      Options. Under the Compensation Policy for Independent Directors adopted by our board of directors, each independent director who is elected to our board of directors receives an automatic initial option grant to purchase 25,000 of our Class A ordinary shares on the date on which such person first becomes an independent director. Each independent director who continues serving as a member of our board of directors receives an automatic quarterly option grant to purchase 2,500 of our Class A ordinary shares.
      The exercise price of all stock options granted to independent directors equals 100% of the fair market value of our Class A ordinary shares on the date of grant of the option. Since March 2004, the typical vesting schedule for these options has been four years, with twenty-five percent (25%) vesting on the first anniversary of the grant date and an additional l/48th vesting thereafter on a monthly basis over a four year period from the grant date. That vesting schedule is the same as the schedule that applies to our employees. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to ninety days following the optionee’s termination of service as a director, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a one-year period.
Code of Ethics
      We have adopted a code of conduct that applies to all of our employees, directors and officers. Our code of conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the Nasdaq Marketplace Rules. Our code of conduct is available on our website at www.opentv.com. In addition, we will provide a copy of our code of conduct, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, telephone number (415) 962-5000.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Our articles of association authorize no fewer than five and no more than fifteen directors. Our board of directors currently consists of seven authorized directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our board of directors is not divided into classes. Each member of our board of directors is elected by the stockholders at each annual meeting to serve until the occurrence of the next annual meeting.
      Our board of directors currently consists of: Robert R. Bennett, J. Timothy Bryan, James A. Chiddix, Jerry Machovina, J. David Wargo, Anthony G. Werner and Michael Zeisser.
      You are being asked to elect seven directors who will become our directors on the date of the annual meeting. The names of our board of directors’ nominees are identified below. The shares represented by the enclosed proxy for our annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. You may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box on the proxy. You may withhold authority to vote for any individual nominee or nominees by marking the “EXCEPTIONS” box on the proxy and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, our board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
Nominees for Election as Directors

Year First
Elected or
Name	Appointed Director

Robert R. Bennett	2002
J. Timothy Bryan	2003
James A. Chiddix	2004
Jerry Machovina	2003
J. David Wargo	2002
Anthony G. Werner	2002
Michael Zeisser	2003
      For more information about the seven individuals nominated to be our directors, see “Information Concerning Our Directors and Executive Officers.”
      There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to our board of directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.
Required Vote and Board Recommendation
      The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected.
      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The audit committee of our board of directors has selected KPMG LLP as our independent auditors to perform the audit of our financial statements for the year ending December 31, 2006. You are being asked to ratify this selection.
      Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our amended and restated memorandum of association or articles of association or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in our stockholders’ and our best interests.
      We expect that one or more representatives of KPMG LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and will be able to respond to appropriate questions.
      During the year ending December 31, 2005, KPMG LLP served as our independent auditors and also provided certain tax and other audit related services.
Audit Fees and All Other Fees
      The following table presents fees for 2005 and 2004, and fees billed for other services rendered by KPMG LLP during 2005 and 2004 (amount in thousands).

	2005	2004

Audit fees, excluding audit-related fees(1)	$860	$1,290
Audit-related fees(2)	$43	$47
Tax fees(3)	$47	$156
All other fees(4)	$—	$8

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and work required under Section 404 of the Sarbanes-Oxley Act of 2002. For 2005, KPMG exceeded the budgeted and approved fee amount for professional services in connection with the audit and work required under Section 404 of Sarbanes-Oxley Act of 2002. KPMG is currently in discussion with management and the audit committee regarding such amounts and we anticipate that the final amount for “Audit fees, excluding audit-related fees,” pending such discussions, for 2005 is reasonably likely to be in a range similar to the expenses for such matters incurred by us in 2004.

(2)	Represents professional consultations with respect to accounting issues affecting our financial statements, new accounting pronouncements, issuance of consents for regulatory filings and acquisition-related services.

(3)	Represents tax compliance and consultations regarding the tax implications of certain transactions and application of foreign tax laws.

(4)	Represents the cost of training classes attended by staff in 2004.
      The audit committee of our board of directors has policies and procedures that require the pre-approval by the audit committee of services performed by KPMG LLP, our independent auditors. At the beginning of each year, the audit committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by KPMG LLP during the year. In addition, audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the audit committee. The performance by KPMG LLP of any non-audit services additionally requires a determination by the audit committee that performance of such services will not impair independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.
Required Vote and Board Recommendation
      Stockholder ratification of KPMG as our independent auditors requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.
      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
      The table below sets forth, to the extent known by us or ascertainable from public filings, certain information as of March 31, 2006 with respect to the beneficial ownership of each class of our ordinary shares by each person who is known by us to be the beneficial owner of more than five percent of any class of our ordinary shares.
      Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2006, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.
      As of March 31, 2006, Sun Microsystems, Inc. held 7,594,796 OpenTV Class B ordinary shares that were convertible into Class A ordinary shares. Sun elected to convert its Class B ordinary shares into Class A ordinary shares on April 6, 2006. Solely for purposes of determining the percentage ownership set forth in this table, however, we have treated the Class B ordinary shares held by Sun Microsystems, Inc. as if converted to Class A ordinary shares on March 31, 2006. The percentage ownership information set forth in the following table is based upon 105,714,067 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case, outstanding as of March 31, 2006.

	Class of	Number of		Percent of	Voting
Name and Address of Beneficial Owner	Stock	Shares		Class	Power

H. Chase Lenfest	Class A	5,221,462	(1)	4.9%	1.3%
Liberty Media Corporation(2)	Class A	8,847,667		8.4%	76.2%
12300 Liberty Boulevard	Class B	30,510,120		99.6%	—
Englewood, CO 80112
Sun Microsystems, Inc.(3)	Class A	7,594,796		7.2%	1.8%
901 San Antonio Road
Mail Stop PAL 1-S2
Palo Alto, CA 94304

(1)	These shares were issued pursuant to the Asset Purchase Agreement dated as of September 7, 2005 by and among OpenTV, OpenTV Advertising Holdings, Inc., a wholly owned subsidiary of OpenTV, CAM Systems, L.L.C., StarNet, L.P., StarNet Management, L.L.C., H. Chase Lenfest, H. F. Lenfest and HCL Family Holdings, L.P. Mr. H. Chase Lenfest is the representative for the sellers under that Agreement and, for purposes of this table, is assumed by us to have beneficial ownership of all shares issued in connection with that transaction.

(2)	Liberty Media holds 2,313,716 Class A ordinary shares and 303,966 Class B ordinary shares through its subsidiary LDIG OTV, Inc., 5,866,640 Class A ordinary shares through its subsidiary Liberty IATV, Inc.; and 667,311 Class A ordinary shares and 30,206,154 Class B ordinary shares through its subsidiary Liberty IATV Holdings, Inc.

(3)	Sun Microsystems, Inc. holds its shares through its subsidiary, Sun TSI Subsidiary, Inc.
Security Ownership of Management
      The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of March 31, 2006 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of our current directors; (ii) each person nominated to be a director; (iii) each of our named executive officers identified in “Executive Compensation” below; and (iv) all current directors and executive officers as a group. In addition, the table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership by such individuals of shares of Liberty Media Corporation Series A common stock and Series B common stock, which are equity securities of Liberty Media, which in turn owns a controlling interest in us.
      The following information regarding OpenTV ordinary shares is given as of March 31, 2006 and, in the case of percentage ownership information, is based on 105,714,067 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case outstanding on that date. For purpose of determining the percentage ownership set forth in this table, we have treated the OpenTV Class B ordinary shares held by Sun Microsystems, Inc. as if converted to Class A ordinary shares on March 31, 2006. The following information regarding shares of Liberty Media common stock is given as of March 31, 2006, unless otherwise indicated, and, in the case of percentage ownership information, is based on 2,684,715,346 shares of Liberty Media Series A common stock and 120,852,925 shares of Liberty Media Series B common stock, in each case outstanding on that date.
      Shares issuable upon exercise or conversion of option, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2006, with respect to our and Liberty Media securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. In addition, for purposes of the following presentation, beneficial ownership of shares of Liberty Media Series B common stock, though convertible on a one-for-one basis into shares of Liberty Media Series A common stock, is reported as beneficial ownership of shares of Liberty Media Series B common stock only, and not as beneficial ownership of shares of Liberty Media Series A common stock. So far as is known to us, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

		Amount and Nature of		Percent of	Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership		Class	Power

Mark H. Allen(1)	OpenTV Class A	168,197	(2)	*	*
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

Nigel W. Bennett	OpenTV Class A	182,742	(3)	*	*
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

Robert R. Bennett	OpenTV Class A	—
	OpenTV Class B	—
	Liberty Media Series A	5,811,738	(4),(5),(6)	*	4%
	Liberty Media Series B	16,680,653	(5),(6)	12%

J. Timothy Bryan	OpenTV Class A	12,760	(7)	*	*
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

James A. Chiddix	OpenTV Class A	290,000	(8)	*	*
	OpenTV Class B	—
	Liberty Media Series A	17,423	(9)
	Liberty Media Series B	—

		Amount and Nature of		Percent of	Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership		Class	Power

Tim Evard	OpenTV Class A	—
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

Jerry Machovina	OpenTV Class A	9,010	(10)	*	*
	OpenTV Class B	—
	Liberty Media Series A	59,410
	Liberty Media Series B	—

Shum Mukherjee	OpenTV Class A	—		*	*
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

J. David Wargo	OpenTV Class A	39,426	(11)	*	*
	OpenTV Class B	—
	Liberty Media Series A	187,472	(12)	*	*
	Liberty Media Series B	—

Anthony G. Werner	OpenTV Class A	—
	OpenTV Class B	—
	Liberty Media Series A	430,500	(13)	*	*
	Liberty Media Series B	—

Scott Wornow	OpenTV Class A	79,381	(14)	*	*
	OpenTV Class B	—
	Liberty Media Series A	—
	Liberty Media Series B	—

Michael Zeisser	OpenTV Class A	—
	OpenTV Class B	—
	Liberty Media Series A	486,407	(15),(16)	*	*
	Liberty Media Series B	—

All current directors and executive officers as a group (16 persons)	OpenTV Class A	1,274,595	(17)	1%	*
	OpenTV Class B	—
	Liberty Media Series A	6,992,950	(4),(5),(6),(9),(12),	*	4%
(13),(15),(16)
	Liberty Media Series B	16,680,653	(5),(6)	12%

*	Indicates less than 1 percent.

(1)	Mr. Allen’s employment with us ended on April 25, 2006.

(2)	Includes beneficial ownership of 108,334 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(3)	Includes beneficial ownership of 159,635 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(4)	Includes 34,183 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

(5)	Includes beneficial ownership of 2,025,640 shares of Liberty Media Series A common stock and 16,680,253 shares of Liberty Media Series B common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after March 31, 2006. Mr. Bennett has the right to convert the options to purchase shares of Liberty Media Series B common stock into options to purchase shares of Liberty Media Series A common stock.

(6)	Includes 1,246,596 shares of Liberty Media Series A common stock and 400 shares of Liberty Media B common stock owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his wife.

(7)	Includes beneficial ownership of 12,760 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(8)	Includes beneficial ownership of 250,000 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(9)	Includes beneficial ownership of 17,423 shares of Liberty Media Series A common stock which may acquired with 60 days after March 31,2006 pursuant to stock options.

(10)	Includes beneficial ownership of 9,010 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(11)	Includes beneficial ownership of 14,635 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(12)	Includes (i) 8,750 shares of Liberty Media Series A common stock, which may be acquired within 60 days after March 31, 2006, pursuant to stock options and (ii) 177,873 shares of Liberty Media Series A common stock held by accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership.

(13)	Includes beneficial ownership of 430,500 shares of Liberty Media Series A common stock, which may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(14)	Includes beneficial ownership of 48,332 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.

(15)	Includes 2,807 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

(16)	Includes beneficial ownership of 477,500 shares of Liberty Media Series A common stock which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after March 31, 2006.

(17)	Includes beneficial ownership of 886,058 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2006, pursuant to stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
      In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our ordinary shares are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market and to furnish us with copies of all of the reports they file.
      Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2005 to file Forms 3, 4 or 5 and any failures to file such forms in a timely basis, except for a Form 5 for the grant of a stock option of 50,000 OpenTV Class A ordinary shares to Mazin Jadallah that was filed late on January 9, 2006.

EXECUTIVE COMPENSATION
      The following table sets forth all compensation awarded to, earned by or paid for services rendered to us in all capacities during 2005, 2004, and 2003 by our Chief Executive Officer during 2005 and our five other most highly compensated executive officers as of December 31, 2005, who we refer to as our “named executive officers.” This information includes the dollar value of base salaries, commissions and bonus awards, the number of our Class A ordinary shares subject to stock options granted and certain other compensation, whether paid or deferred. We have not granted stock appreciation rights and have not provided any long-term compensation benefits other than stock options. Several of our executive officers joined us during the course of 2005 or 2004 and information with respect to those individuals is provided for the partial year or years in which they were employed.
Summary Compensation Table

							Long-Term
							Compensation
							Awards

							Securities		All Other
		Salary	Bonus*		Other Annual		Underlying		Compensation
Name	Year	($)	($)		Compensation		Options		($)

James A. Chiddix(1)	2005	463,950	153,104		—		—		20,996	(2)
Chief Executive Officer	2004	337,500	112,500		—		1,000,000		3,000	(3)
							500,000	(4)
	2003	—	—		—		—		—
Mark H. Allen(5)	2005	425,000	122,719		—		40,000		—
Executive Vice President &	2004	339,863	148,750		—		40,000		—
Managing Director Technology
Licensing & Commercial Affairs	2003	—	91,105	(6)	—		150,000	(7)	—
Nigel W. Bennett	2005	284,000	114,310		208,191	(8)	100,000		19,032	(9)
Senior Vice President &	2004	227,900	49,105		—		20,000		3,000	(3)
General Manager of Europe,	2003	220,000	50,511		—		20,000		3,000	(3)
Middle East and Africa
Tim Evard(10)	2005	375,000	124,688		—		—		3,000	(3)
Senior Vice President	2004	41,346	—		—		200,000		—
& General Manager of	2003	—	—		—		—		—
Marketing and Applications
Shum Mukherjee(11)	2005	169,423	68,149		—		150,000		—
Executive Vice President &	2004	—	—		—		—		—
Chief Financial Officer	2003	—	—		—		—		—
Scott Wornow(12)	2005	300,000	99,750		—		100,000		3,000	(3)
Senior Vice President,	2004	240,000	84,000		—		40,000		—
General Counsel and Secretary	2003	48,256	10,567		—		45,000		—

(*)	Bonus compensation is displayed for the year such bonus was earned. Bonus awards for the years ended December 31, 2003, 2004 and 2005 were paid in the form of OpenTV Class A ordinary shares, except for the bonus paid in cash to Mr. Chiddix in 2004 pursuant to the terms of his employment agreement.

(1)	Mr. Chiddix’s employment as our Chief Executive Officer commenced in May 2004.

(2)	Represents a payment of $17,996 in connection with Mr. Chiddix’s relocation to San Francisco and $3,000 in matching contributions made to Mr. Chiddix’s 401(k) plan account.

(3)	Represents matching contributions made to the individual’s 401(k) plan account in the fiscal year.

(4)	Represents options to purchase up to 500,000 OpenTV Class A ordinary shares granted to Mr. Chiddix. The options are separated into tranches and the vesting of each tranche is subject to the achievement of performance objectives. If, and when, the performance objectives relating to any particular tranche are satisfied, as determined by our board of directors, the stock options underlying such tranche will begin vesting, with twenty percent vesting on the date such performance objective is satisfied and the remainder of the options underlying that trance vesting in equal installments on the first, second, third and fourth anniversary of such date. If the performance objectives of any particular tranche are not achieved, the options relating to such tranche will expire without further action.

(5)	Mr. Allen’s employment with us commenced in March 2004 and ended in April 2006. Prior to March 2004, Mr. Allen provided services to us through Liberty Broadband Interactive Television, a company that formerly provided management services to us. Liberty Broadband charged us a monthly management fee that was based on the estimated amount of time the individuals spent on our business each month. In February 2004, our management relationship with Liberty Broadband was terminated.

(6)	Represents payments made in connection with services provided to us through Liberty Broadband Interactive Television.

(7)	Represents an option to purchase (i) 50,000 shares granted on June 12, 2003 and (ii) 100,000 shares granted on September 1, 2003, in each case, in connection with services provided to us through Liberty Broadband Interactive Television.

(8)	Represents a payment of $105,555 housing and car allowance, $40,026 for temporary housing, $47,366 for reimbursement of tuition fees for this children and $15,244 for living expenses, each in connection with Mr. Bennett’s relocation to our London, UK office.

(9)	Represents a payment of $16,032 in connection with Mr. Bennett’s relocation to our UK office and $3,000 in matching contributions made to Mr. Bennett’s 401(k) plan account in the fiscal year.

(10)	Mr. Evard’s employment with us commenced in November 2004.

(11)	Mr. Mukherjee’s employment with us commenced in June 2005.

(12)	Mr. Wornow’s employment with us commenced in October 2003.
Option Grants in 2005
      The following table sets forth information regarding stock option grants to each of our named executive officers during 2005. During 2005, we granted to our employees options to purchase 3,266,000 of our Class A ordinary shares. The exercise price of all stock options was equal to the fair market value of our Class A ordinary shares on the date of grant. The stock options generally vest over four years, where twenty-five percent (25%) of the option vests on the first anniversary of the grant date and at the end of each month thereafter, the option vests as to an additional l/48th of the shares until the option is vested with respect to one hundred percent (100%) of the shares. All stock options have a term of 10 years, subject to earlier termination upon termination of employment.
      The potential realizable value table illustrates the hypothetical gains that would exist for the options at the end of the 10-year term of the option based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the term. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by the Securities and Exchange Commission rules and do not represent our estimate or projection of future Class A ordinary share prices. Actual gains, if any, on option exercises will depend on the future performance of our Class A ordinary shares and overall market conditions. The potential realizable values shown in this table may never be achieved.

					Potential Realizable Value at
	Number of	Percent of			Assumed Rates of Stock Price
	Securities	Total Options			Appreciation For Option
	Underlying	Granted to			Term
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price	Date	5%	10%

James A. Chiddix	—	—	—		—	—
Mark H. Allen	40,000	1%	$2.84	3/30/2015	71,442	181,049
Nigel W. Bennett	100,000	3%	$2.84	3/30/2015	178,606	452,623
Tim Evard	—	—	—		—	—
Shum Mukherjee	150,000	5%	$2.81	6/7/2015	265,079	671,762
Scott Wornow	100,000	3%	$2.84	3/30/2015	178,606	452,623

Option Exercises in 2005 and Year-End Option Values
      The following table sets forth information concerning stock option exercises during 2005 by each of our named executive officers, including the aggregate amount of gains on the date of exercise. The value realized for option exercises is the aggregate fair market value of our Class A ordinary shares on the date of exercise less the exercise price. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options held on December 31, 2005 by each of those officers. Also reported are values for “in-the-money” stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our Class A ordinary shares as of December 31, 2005.
      The values for unexercised in-the-money options have not been, and may never be, realized. The fair market value is determined by the closing price of our Class A ordinary shares on December 30, 2005, as reported on the Nasdaq National Market, which was $2.24 per share.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at Fiscal Year-End		Fiscal Year-End
	Upon	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James A. Chiddix	—	—	—	1,500,000	—	—
Mark H. Allen	—	—	62,500	167,500	$5,750	$17,250
Nigel W. Bennett	—	—	127,552	135,000	$3,050	$9,150
Tim Evard	—	—	—	200,000	—	—
Shum Mukherjee	—	—	—	150,000	—	—
Scott Wornow	—	—	11,250	173,750	—	—
Employment Agreements

Employment agreement with Chief Executive Officer
      In March 2004, we entered into an employment agreement with James Chiddix pursuant to which Mr. Chiddix agreed to serve as the Executive Chairman of our board of directors. Mr. Chiddix assumed the additional position of Chief Executive Officer in May 2004.
      The employment agreement commenced on April 1, 2004, and has a one-year term that is automatically extended daily so that the remaining term on any date is one year. Under the agreement, Mr. Chiddix is provided with a minimum base salary of $450,000. For the year ended December 31, 2004, Mr. Chiddix was entitled to receive a bonus, paid quarterly in arrears, in an aggregate annual amount equal to 33% of his base salary (prorated for the actual weeks during the year he was employed by us), payable in cash or, at Mr. Chiddix’s election, in our Class A ordinary shares valued at the fair market value of our Class A ordinary shares on the last day of the calendar quarter for which the portion of the bonus was earned. For subsequent calendar years during the term, Mr. Chiddix is eligible for an annual bonus paid at the discretion of the compensation committee.
      Under the agreement, Mr. Chiddix was granted an option to purchase 1,000,000 of our Class A ordinary shares on March 23, 2004 with an exercise price of $2.99 per share, the closing price for our Class A ordinary shares on the Nasdaq National Market on that date, vesting in equal annual installments on the second, third, fourth and fifth anniversaries of the date of grant. Mr. Chiddix was also awarded on March 23, 2004 options, which have been separated into tranches, to purchase an additional 500,000 of our Class A ordinary shares with an exercise price of $2.99 per share, the vesting of which is contingent upon us achieving certain performance goals established by our board of directors. If the performance objectives of any particular tranche are not achieved, the options relative to such tranche will expire without further action.
      If Mr. Chiddix voluntarily terminates his employment with us or if he is terminated for “cause” (as defined in his employment agreement), he would receive payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time, in each case, up to the date of termination.
      If Mr. Chiddix’s employment is terminated by us other than for “cause”, or by Mr. Chiddix for “good reason” (as defined in his employment agreement), he would receive the following: (i) payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination, (ii) salary continuation for the remainder of the employment term, unless such termination is within 12 months of a “change in control” (as defined in his employment agreement), in which case he would be entitled to receive 18 months of salary paid, at his election, either in the form of salary continuation or in a lump sum payment, (iii) a pro-rata portion of any annual bonus he would have received with respect to the year in which his employment was terminated, (iv) continued vesting of stock options (including performance-based stock options that had begun to vest prior to the date of termination) for a period of one year from the date of termination (unless such date of termination is within 12 months of a “change in control”, in which case such vesting shall continue for a period of 18 months from the date of termination), (v) continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding clause (iv) shall have vested, and (vi) for the period in which Mr. Chiddix receives salary continuation benefits from us (or such shorter period if he receives alternative health care coverage), amounts equal to the difference between the monthly premium payments paid by Mr. Chiddix for continued health care coverage and the amount he would have paid for health care coverage had he remained an employee of us.
      In the event the employment agreement is terminated as a result of Mr. Chiddix’s death or disability, he (or his estate) would receive the following: (i) payment for unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time, in each case, up to the date of termination, (ii) a lump sum payment equal to six months of salary, and (iii) a pro-rata portion of any annual bonus he would have received with respect to the year in which his employment was terminated by reason of the death or disability. In addition, all stock options (other than performance-based options that had not begun to vest prior to the date of termination) shall vest and remain exercisable for a period of one year following the date of termination.

Employment Letters With Certain Executive Officers
      We have an employment letter with Tim Evard, who serves as our Senior Vice President and General Manager of Marketing and Applications Products, under which Mr. Evard receives an annual salary of $375,000, with a target bonus of 35% of his annual salary. Mr. Evard received a grant of 200,000 options upon joining the company in November 2004. We have an employment letter with Mazin Jadallah, who serves as our Senior Vice President of Strategy and Development, under which Mr. Jadallah receives an annual salary of $235,000, with a target bonus of 35% of his annual salary. Mr. Jadallah received a grant of 50,000 options upon joining the company in July 2004, and another 50,000 options after being with the company for six months. We have an employment offer letter with Shum Mukherjee, who serves as our Executive Vice President and Chief Financial Officer, under which Mr. Mukherjee receives an annual salary of $300,000, with a target bonus of 35% of his annual salary. Mr. Mukherjee received a grant of 150,000 options upon joining the company in June 2005, and is entitled to receive another 50,000 options in 2006 upon the achievement of specific performance goals, as determined by our Chief Executive Officer.
      We have a retention agreement with Vincent Dureau, who serves as our Senior Vice President and Chief Technology Officer, under which Mr. Dureau receives an annual salary of $231,653. We have a retention agreement with Joel Hassell, who serves as our Senior Vice President and Managing Director of North American Satellite, under which Mr. Hassell receives an annual salary of $258,750. We have a retention agreement with Wesley Hoffman, who serves as our Executive Vice President and Managing Director of North American Cable, under which Mr. Hoffman receives an annual salary of $284,625. We have a retention agreement with Scott Wornow, who serves as our Senior Vice President, General Counsel and Corporate Secretary, under which Mr. Wornow receives an annual salary of $300,000.
      Under their respective employment letters and retention agreements, Messrs. Evard, Jadallah, Mukherjee, Dureau, Hassell, Hoffman and Wornow are considered employees at-will. If Messrs. Evard, Jadallah, Mukherjee, Dureau, Hassell, Hoffman or Wornow’s employment is terminated by us other than for “cause,” as defined in their respective employment letters, or as a result of a material reduction in their respective duties or responsibilities or base salary (or, in the case of Mr. Hassell, a relocation of his principal place of business), each such person would receive, in his particular case, the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•	salary continuation for a period of six months after termination (or nine months in the case of Mr. Hoffman), unless such termination is within 12 months of a “change in control” (as defined in their respective employment agreements), in which case each would be entitled to receive 12 months of salary paid;

•	continued vesting of stock options for a period of six months after termination (or nine months in the case of Mr. Hoffman), unless such termination is within 12 months of a “change in control” (as defined in their respective employment agreements), in which case each would be entitled to receive 12 months of vesting; and

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point shall have vested.
      Each of these employment letters and retention agreements also contains an agreement not to compete with the business of our company for a period of one year from termination.

Letter Agreement with our Former Chief Financial Officer
      On April 1, 2005, we entered into a letter agreement with Richard Hornstein, our former Senior Vice President and Chief Financial Officer, pursuant to which Mr. Hornstein agreed to continue to serve as our Chief Financial Officer until May 15, 2005. As part of that arrangement, we paid Mr. Hornstein a cash bonus of $75,000 in May 2005 for certain services provided during that transition period.

Separation Agreement with our Former Executive Vice President and Managing Director of Technology Licensing and Commercial Affairs
      On April 5, 2006, we executed a separation and release agreement with Mr. Allen, who served as our Executive Vice President and Managing Director of Technology Licensing and Commercial Affairs. Mr. Allen’s employment with us ended on April 25, 2006. The agreement provides, among other things, for the continuation of Mr. Allen’s base salary until the first anniversary of his termination date, subject to accelerated payment of any amounts remaining unpaid as of March 15, 2007, and continued vesting of Mr. Allen’s stock options for a period of up to 24 months from termination, with a right to exercise those options, in general, for 90 days after final vesting. Mr. Allen has also agreed to provide consulting services to us if requested, from time to time, to the extent that he is available.
Compensation Committee Interlocks and Insider Participation
      The members of the compensation committee of our board of directors are Robert R. Bennett, J. David Wargo, J. Timothy Bryan, Michael Zeisser and James A. Chiddix. Mr. Chiddix has served as our Chief Executive Officer since May 2004. Michael Zeisser served as our Interim Chairman from December 2003 through March 2004. No interlocking relationship exists between our board and its compensation committee and the board of directors or compensation committee of any other company.
      The following pages contain a report issued by our compensation committee relating to executive compensation for 2005. Stockholders should be aware that under Securities and Exchange Commission rules, the report on executive compensation by the compensation committee is not deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent that we specifically incorporate this information by reference.

REPORT ON EXECUTIVE COMPENSATION
Board Compensation Committee Report on Executive Compensation
      The compensation committee is responsible for making decisions regarding the compensation of OpenTV’s Chief Executive Officer and other executive officers, including decisions relating to salaries, bonuses, certain equity incentives and other forms of compensation. James A. Chiddix, OpenTV’s Chairman and Chief Executive Officer, is a member of the compensation committee but does not participate in any decisions regarding his compensation.
      General Compensation Policy. OpenTV’s current compensation philosophy for executive officers is to establish a compensation package for each executive officer that includes a base salary, an annual bonus opportunity and equity incentive awards. The intent of each executive officer’s compensation package is to reward that executive commensurately with OpenTV’s overall financial performance, including that executive officer’s individual performance, and to seek to have a substantial portion of each executive officer’s compensation contingent upon meeting performance measures. OpenTV’s compensation program for executives is designed to attract and retain individuals who are capable of leading OpenTV in achieving its goals.
      Base Salary. The base salary for each executive officer is set on the basis of general market levels for commensurate positions and individual experience, expertise and performance.
      Annual Bonus Opportunity. Each executive officer other than OpenTV’s Chief Executive Officer has an established bonus target, which is measured against OpenTV’s overall financial performance and the achievement of individual objectives. Actual bonuses paid are based on a percentage of the individual’s base salary. For the year ended December 31, 2005, OpenTV paid annual bonuses to its executive officers in the form of registered OpenTV Class A ordinary shares.
      Incentive Compensation. Under the OpenTV Corp. 2005 Incentive Plan, OpenTV’s executive officers are eligible to receive stock-based incentives, including stock options and stock appreciation rights, as determined by the compensation committee, a committee of our board of directors. The compensation committee may make stock-based incentive awards at varying times and in varying amounts at its discretion. Generally, the compensation committee will set the size of each grant at a level that it deems appropriate to create a meaningful opportunity for stock ownership based upon the executive officer’s position, potential for future responsibility and promotion, performance in the recent period, and unvested options held. The relative weight given to each of these factors will vary from individual to individual, at the compensation committee’s discretion. OpenTV desires to promote ownership of its ordinary shares by executive officers of OpenTV because OpenTV believes that such ownership provides a common interest between its executive officers and stockholders of OpenTV. Options are expected to be granted at an exercise price equal to the fair market value of OpenTV ordinary shares underlying the option grant on the date of grant. Options granted under our 2005 Incentive Plan vest on a monthly basis over a four year period from the date of grant, with 25% vesting on the first anniversary of the date of grant.
      CEO Compensation. James A. Chiddix, OpenTV’s Chief Executive Officer, is party to an employment agreement with OpenTV. Under his employment agreement, Mr. Chiddix is provided with a minimum annual base salary of $450,000, subject to review by the board of directors of OpenTV annually or more often, and is eligible for an annual bonus. In evaluating his compensation package, the compensation committee (without the participation of Mr. Chiddix) and the board of directors consider the same types of factors and performance measures as are used to evaluate the company’s other executive officers. For the year ended December 31, 2005, Mr. Chiddix received a bonus of $153,104, which amount was paid in Class A ordinary shares of OpenTV Corp. For subsequent calendar years during the term, Mr. Chiddix is eligible for an annual bonus paid at the discretion of the compensation committee.
      Limitations on Deductibility of Compensation. Section 162(m) of the United States Internal Revenue Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based”, as defined in Section 162(m), or is otherwise exempt from Section 162(m). The basic philosophy of the compensation committee is to strive to provide OpenTV’s executive officers with a compensation package that will preserve the deductibility of such payments for OpenTV to the extent reasonably practicable and to the extent consistent with

OpenTV’s other compensation objectives. The cash compensation paid to OpenTV’s other executive officers in 2005 did not exceed, and the cash compensation expected to be paid to OpenTV’s executive officers in 2006 is not expected to exceed, the $1 million limit per individual.

Submitted by the members of the Compensation Committee:

Robert R. Bennett
J. Timothy Bryan
J. David Wargo
Michael Zeisser
James A. Chiddix (other than in respect of
compensation of the Chief Executive Officer)

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total stockholder return on our Class A ordinary shares from December 31, 2000 through December 31, 2005, with the cumulative total return of the Nasdaq Stock Market (U.S. Index) and the Nasdaq Computer & Data Processing Index over the same period. These returns assume the investment of $100 in our Class A ordinary shares and in each of the other indices on December 31, 2000 and reinvestment of any dividends (of which we paid none during that period).
      The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our ordinary shares.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG OPENTV CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX AND
THE NASDAQ COMPUTER & DATA PROCESSING INDEX

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

OpenTV Corp.	100.00	80.19	11.54	32.39	37.24	21.72
NASDAQ Stock Market (U.S.)	100.00	70.75	51.08	76.82	85.44	96.38
NASDAQ Computer & Data Processing	100.00	88.17	63.84	80.76	91.85	95.11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following describes certain agreements we have with certain of our significant stockholders and describes certain transactions involving related parties and us since January 2005 through the date of this proxy statement. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties.

Investors’ Rights Agreement
      On October 23, 1999 we entered into an Investors’ Rights Agreement with America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd. The Investors’ Rights Agreement was entered into in connection with our October 1999 private placement.
      In the following description, Sun TSI Subsidiary (a subsidiary of Sun Microsystems, Inc.) is referred to as the “existing investor”, and America Online, LDIG OTV (a subsidiary of Liberty Media), General Instrument and TWI-OTV Holdings (a subsidiary of Time Warner, Inc.) are referred to as the “new investors.” Although News America Incorporated and OTV Holdings Limited are parties to the Investors’ Rights Agreement, they are neither “existing investors” nor “new investors” for purposes of the following description because each of them has sold its entire interest in us.
      In connection with the Liberty Media stock purchase transaction, MIH Limited and OTV Holdings Limited agreed not to exercise any of their rights under, among other agreements, the Investors’ Rights Agreement from and after the closing of the Liberty Media stock purchase transaction.
      Liberty Media is not a party to the Investors’ Rights Agreement and is not subject to its terms. LDIG OTV continues to be a party to, and to be subject to the terms of, the Investors’ Rights Agreement to the same extent as it was prior to the consummation of the Liberty Media stock purchase transaction.
      Board of Directors. The existing investor and the new investors have agreed to vote their shares so that our board of directors has the following composition:

•	so long as the investors in our October 1999 private placement own a number of our ordinary shares equal to at least 60% of the number of shares issued to such investors in that private placement (which amount is referred to as the “issued amount”), two directors designated by the new investors;

•	so long as the investors in our October 1999 private placement own a number of our ordinary shares equal to at least 30% of the issued amount, one director designated by the new investors; and

•	so long as the existing investor owns shares equal to at least 30% of the aggregate amount of our Class B ordinary shares issuable in respect of its shares of Class B common stock of Open TV, Inc., one director designated by the existing investor.
      Neither the existing investor nor the new investors currently have any designees serving on our board of directors. Liberty Media directly holds ordinary shares representing a majority of our outstanding voting power, which ordinary shares held directly by Liberty Media are not subject to the terms of the Investors’ Rights Agreement, including the obligation to vote shares in favor of the election of the designees of the existing investor and the new investors to our board of directors.
      Approval Rights. So long as the new investors may designate two of our directors and at least one of the directors designated by them is on our board of directors, we may not adopt new stock option plans or other equity compensation plans, or make material modifications to any such existing plans, without the approval of our board of directors, including the approval of at least one director designated by the new investors.
      Transfers and Exchanges. Subject to specified exceptions, prior to transferring any of our Class B ordinary shares to a non-affiliate or converting any of our Class B ordinary shares into our Class A ordinary shares, the existing investor and any new investors owning our Class B ordinary shares must first offer to exchange such shares for our Class A ordinary shares held by the new investors. Subject to certain exceptions, the existing investor or new investors must cause any of our Class B ordinary shares not exchanged pursuant to such offer to exchange to be converted to our Class A ordinary shares prior to transferring such shares to a non-affiliate.
      Prior to transferring any shares to a non-affiliate, other than in a registered public offering or certain market transactions, the new investors must first offer such shares to the other new investors.
      Registration Rights. The existing investor and each of the new investors have certain rights to require us to register their shares for resale.
      Nonsolicitation. Each of the parties to the Investors’ Rights Agreement other than us and the existing investor will not, so long as it holds any of our equity securities and for a period of one year thereafter, knowingly contact or solicit for employment any management or other professional person known to be employed by us or any of our subsidiaries without our written consent, with exceptions for general advertising or similar solicitation.

Amended and Restated Stockholders’ Agreement
      On October 23, 1999, we entered into the Amended and Restated Stockholders’ Agreement with OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc. This agreement required, among other things, that our board of directors seek the approval of Sun TSI Subsidiary and OTV Holdings prior to undertaking certain business decisions. This agreement terminated by its terms on January 4, 2006 as a result of Sun TSI Subsidiary electing to exchange all its shares of common stock of OpenTV, Inc. for our Class B ordinary shares pursuant to the Exchange Agreement described below.

Exchange Agreement
      On October 23, 1999, we entered into an Exchange Agreement with Sun TSI Subsidiary and OpenTV, Inc. that permits Sun TSI Subsidiary to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for our Class B ordinary shares. The rate of exchange, which is subject to customary adjustments, is equal to one of our Class B ordinary shares for one share of Class B Common Stock of OpenTV, Inc. In January 2006, Sun TSI Subsidiary exchanged all of its shares of Class B Common Stock of OpenTV, Inc. for 7,594,796 of our Class B ordinary shares.

Liberty Media Medical Insurance Program
      Since January 2004, we have participated in the Liberty Media medical insurance program for employees in the United States. For the year ended December 31, 2005, the cost of our participation in this program was $1.8 million. We believe that this participation provides us with better economic terms than we would otherwise be able to achieve independent of Liberty Media.

Letter Agreement with Liberty Media
      In connection with, and as a condition to, the adoption of our amended and restated memorandum of association which was approved by our board of directors (including each of our independent directors) in February 2006, we entered into a letter agreement with Liberty Media. Under that agreement, Liberty Media agreed that if it (or any of tis affiliates) sells or otherwise transfers any of our Class B ordinary shares to a third party and the aggregate sale proceeds received by Liberty Media in that transaction exceed, on a per share basis, the trading price of our Class A ordinary shares as determined in accordance with an agreed formula, then Liberty Media will contribute to us, generally in the same form it receives as consideration for its shares, a proportionate percentage of that aggregate premium, reflecting Liberty Media’s relative economic (not voting) ownership in our company. As a result of that commitment, Liberty Media will retain only that portion of any premium that is equal to its relative equity ownership, based on the number of outstanding Class A and Class B ordinary shares at the time of any such sale.

Indemnification Agreements with Directors and Executive Officers
      We have entered into customary indemnification agreements with some of our executive officers and directors and expect to continue to do so in the future if new officers or directors join our company.

ADDITIONAL INFORMATION
      We file annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2005, please call or submit a request in writing to Investor Relations, OpenTV Corp, 275 Sacramento Street, San Francisco, California 94111, Tel. No. (415) 462-5000, and we will provide you with a copy of the exhibits at no charge.
      Stockholders’ Proposals for 2007 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2007 annual meeting of stockholders, you must deliver a copy of your proposal to our Corporate Secretary at our principal executive offices at 275 Sacramento Street, San Francisco, California, 94111 no later than February 15, 2007 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If you intend to present a proposal or nominate directors at our 2007 annual meeting of stockholders, but you do not intend to have it included in our 2007 proxy statement, you must deliver a written copy of your proposal or notice of director nomination to our Corporate Secretary at our principal executive offices between May 15 and June 15, 2007 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If, however, we provide less than 40 days notice of our 2007 annual meeting, your notice will be timely if we receive it by the close of business on the fifth day following the day on which we publicly announce the date of the 2007 annual meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting. All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our memorandum of association, articles of association and the law of the British Virgin Islands.
      Proxy Solicitation Costs. The proxy solicitation related to the matters to be voted on at our annual meeting of stockholders is being made and paid for by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.
OTHER MATTERS
      Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By order of the board of directors,

James A. Chiddix
Chairman of the Board and Chief Executive Officer
San Francisco, California
June 15, 2006
YOUR VOTE IS IMPORTANT.
Whether or not you plan to attend the annual meeting of stockholders, please submit a proxy by Internet or mail so that your shares may be represented at the meeting.

OPENTV CORP.
THIS PROXY IS SOLICIATED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
July 20, 2006
The stockholder(s) hereby appoint(s) James A. Chiddix and Scott M. Wornow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of OpenTV Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on July 20, 2006 at 9:00 a.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111 and any adjournment or postponement thereof.
Only stockholders who owned our shares at the close of business on June 15, 2006 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the meeting, please submit a proxy by Internet or mail so that the shares may be represented at the meeting. You may vote in person at the meeting, even if you have already submitted a proxy. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

OPENTV CORP.
Vote On Directors
1.	Election of seven directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified:
1.	Robert R. Bennett

2.	J. Timothy Bryan

3.	James A. Chiddix

4.	Jerry Machovina

5.	J. David Wargo

6.	Anthony G. Werner

7.	Michael Zeisser

FOR ALL	WITHHOLD FOR ALL	WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES	To withhold authority to vote for a specific nominee, mark “Withhold Authority For Specific Nominees” and write the specific nominee’s number on the line below.
☐	☐	☐
Vote On Proposal
2.	Ratify our board of directors’ selection of KPMG LLP as our independent auditors for our 2006 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the listed nominees for directors and FOR Proposal 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, the person(s) named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	DATE